UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PACIFICHEALTH LABORATORIES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	22-3367588
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

100 Matawan Road, Suite 420
Matawan, NJ 07747
(Address of Principal Executive Offices) (Zip Code)

PACIFICHEALTH LABORATORIES, INC.
2009 ATHLETE STOCK PLAN
(Full Title of the Plan)

Jason Ash
President and Chief Executive Officer
PacificHealth Laboratories, Inc.
100 Matawan Road, Suite 420
Matawan, NJ 07747
(732) 739-2900
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies of all communications, including all communications sent to agent for service, should be sent to:

Gary A. Miller
Eckert Seamans Cherin & Mellott, LLC
Two Liberty Place
50 South 16th Street, 22nd Floor
Philadelphia, PA 19102
(215) 851-8400

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered (1)	Amount To Be Registered	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (3)	Amount Of Registration Fee
Common Stock, $0.0025 par value	450,000	$0.15	$67,500	$3.76

(1) This registration statement covers shares of common stock of PacificHealth Laboratories, Inc. that may be offered or sold pursuant to the 2009 Athlete Stock Plan. In addition, pursuant to Rule 416(a) and (b) under the Securities Act of 1933, this registration statement also covers an indeterminate number of additional shares that may become issuable under the registrant's 2009 Athlete Stock Plan pursuant to anti-dilution and adjustment provisions thereof as a result of stock splits, stock dividends or similar transactions.

(2) Offering prices per share of the 450,000 shares authorized and available for issuance under the 2009 Athlete Stock Plan are calculated pursuant to Rule 457(h) and (c) under the Securities Act of 1933 solely for the purpose of calculating the registration fee, based upon the average of the high and low prices of our common stock as reported on the Over-the-Counter Bulletin Board on March 11, 2009 ($0.15).

(3) The proposed maximum offering price is the sum of all the shares and prices set forth in note (2).

This Registration Statement on Form S-8 is filed to register 450,000 shares of Common Stock, par value $0.0025 per share (the "Common Stock"), of PacificHealth Laboratories, Inc. for issuance upon the exercise of warrants granted under the Company's 2009 Athlete Stock Plan (the "Plan").

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I of Form S-8 (plan information and registrant information and employee plan annual information) will be sent or given to participants as specified by Securities and Exchange Commission Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents, which include a statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents heretofore filed with the Securities and Exchange Commission by PacificHealth Laboratories, Inc. (the "Company") under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference:

(1) The Company's Annual Report on Form 10-K/A for the year ended December 31, 2008, filed with the Commission on March 17, 2009.

(2) The Company's Quarterly Report on Form 10-QSB for the period ended March 31, 2008, filed with the Commission on May 2, 2008.

(3) The Company's Quarterly Report on Form 10-Q for the period ended June 30, 2008, filed with the Commission on August 1, 2008.

(4) The Company's Quarterly Report on 10-Q for the period ended September 30, 2008, filed with the Commission on October 31, 2008.

(5) The Company's Current Reports on Form 8-K filed on May 2, 2008, May 9, 2008, August 4, 2008, August 11, 2008, October 27, 2008, and March 3, 2009.

(6) The description of the Company's Common Stock contained in or set forth in the Company's
Registration Statement on Form 8-A filed under Section 12 of the Exchange Act on December 12, 1997, and any amendment or report hereafter filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a corporation to indemnify any person who was or is a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation, and with respect to any criminal proceeding, he had reasonable cause to believe that his conduct was unlawful. Section 145 of the DGCL also empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including amounts paid in settlement and attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation unless, and only to the extent that, the Delaware Court of Chancery or other court in which such action or suit was brought shall determine upon application that in view of all the circumstances of the case, that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 145 of the DGCL further provides that, to the extent that a director or officer of a corporation has been successful on the merits or otherwise, in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he must be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. The right to indemnification under Section 145 is in addition to any other rights to which the indemnified party may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

           Article NINTH of the Company's Certificate of Incorporation, as amended, provides that: The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Article V of the Company's Amended and Restated Bylaws further implements the provisions of Section 145 of the DGCL in substantially the same terms as Article Ninth of the Certificate of Incorporation and, in addition, requires the Company to advance expenses reasonably incurred by persons entitled to indemnification under Article Ninth and Article V in advance of the final disposition of the matter giving rise to the right to indemnification. As permitted by Section 102(7) of the DGCL, the Company's Certificate of Incorporation also provides that: The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented. Section 102(7) currently provides that any such provision of a corporation's certificate of incorporation may not eliminate or limit the liability of a director or officer for (i) any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL relating to unlawful dividends, or (iv) for any transaction from which the director derived an improper personal benefit.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description of Exhibits(1)
3(i)(a)
Certificate of Incorporation of PacificHealth Laboratories, Inc. and all amendments thereto (incorporated by reference to Exhibit 3.1 to PacificHealth Laboratories, Inc.’s Registration Statement on Form SB-2 (Registration No. 333-36379) filed on September 25, 1997)

3(i)(b)
Certificate of Amendment of Certificate of Incorporation of PacificHealth Laboratories, Inc. (incorporated by reference to Exhibit 3.3 to PacificHealth Laboratories, Inc.’s Annual Report on Form 10-KSB filed on March 31, 2003)

3(i)(c)	Certificate of Designations for Series A Preferred Stock (incorporated by reference to Exhibit 3.1 to PacificHealth Laboratories, Inc.’s Current Report on Form 8-K filed on January 28, 2005)
3(i)(d)
Certificate of Designations for Series B Preferred Stock, filed with the Secretary of State of the State of Delaware on April 28, 2005 (incorporated by reference to Exhibit 3(i) to PacificHealth Laboratories, Inc.’s Current Report on Form 8-K filed May 4, 2005)

5.1	Opinion of Eckert Seamans Cherin & Mellott, LLC (including consent)
23.1	Consent of Eckert Seamans Cherin & Mellott, LLC (included in Exhibit 5.1)
23.2	Consent of Weiser LLC
24.1	Power of Attorney (included on signature page of this Registration Statement)
99.1	PacificHealth Laboratories, Inc. 2009 Athlete Stock Plan
(1)	In the case of incorporation by reference to documents filed by the Registrant under the Exchange Act, the Registrant’s file number under the Exchange Act is 333-36379

Pursuant to Form S-8, Part II, Item 8(b), the PacificHealth Laboratories, Inc. 2009 Athlete Stock Plan  is not subject to the requirements of ERISA, and no action will be taken to qualify said plan under Section 401 of the Internal Revenue Code of 1986, as amended.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(b) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining liability under the Securities Act, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

 (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the State of New Jersey, on this 16th day of March, 2009.

PACIFICHEALTH LABORATORIES, INC.

By:	/s/ /s/Stephen P. Kuchen
Stephen P. Kuchen, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Stephen P. Kuchen, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Jason Ash	Chief Executive Officer and President	March 16, 2009
Jason Ash	(Principal Executive Officer)

/s/ Robert Portman	Chairman of the Board	March 16, 2009
Robert Portman

/s/ Stephen P. Kuchen	Principal Financial and Accounting Officer,	March 16, 2009
Stephen P. Kuchen	Secretary

/s/ David I. Portman	Director	March 16, 2009
David I. Portman

/s/ Michael Cahr	Director	March 16, 2009
Michael Cahr

/s/ Adam Mizel	Director	March 16, 2009
Adam Mizel

/s/ Marc Particelli	Director	March 16, 2009
Marc Particelli

PacificHealth Laboratories, Inc.

Exhibit No.	Description of Exhibits(1)
3(i)(a)
Certificate of Incorporation of PacificHealth Laboratories, Inc. and all amendments thereto (incorporated by reference to Exhibit 3.1 to PacificHealth Laboratories, Inc.’s Registration Statement on Form SB-2 (Registration No. 333-36379) filed on September 25, 1997)

3(i)(b)
Certificate of Amendment of Certificate of Incorporation of PacificHealth Laboratories, Inc. (incorporated by reference to Exhibit 3.3 to PacificHealth Laboratories, Inc.’s Annual Report on Form 10-KSB filed on March 31, 2003)

3(i)(c)	Certificate of Designations for Series A Preferred Stock (incorporated by reference to Exhibit 3.1 to PacificHealth Laboratories, Inc.’s Current Report on Form 8-K filed on January 28, 2005)
3(i)(d)
Certificate of Designations for Series B Preferred Stock, filed with the Secretary of State of the State of Delaware on April 28, 2005 (incorporated by reference to Exhibit 3(i) to PacificHealth Laboratories, Inc.’s Current Report on Form 8-K filed May 4, 2005)

5.1	Opinion of Eckert Seamans Cherin & Mellott, LLC (including consent)
23.1	Consent of Eckert Seamans Cherin & Mellott, LLC (included in Exhibit 5.1)
23.2	Consent of Weiser LLC
24.1	Power of Attorney (included on signature page of this Registration Statement)
99.1	PacificHealth Laboratories, Inc. 2009 Athlete Stock Plan
(1)	In the case of incorporation by reference to documents filed by the Registrant under the Exchange Act, the Registrant’s file number under the Exchange Act is 333-36379

Pursuant to Form S-8, Part II, Item 8(b), the PacificHealth Laboratories, Inc. 2009 Athlete Stock Plan is not subject to the requirements of ERISA, and no action will be taken to qualify said plan under Section 401 of the Internal Revenue Code of 1986, as amended.